Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-28473, 333-06958, 333-11178 and 333-121315 on Form S-8 of our reports dated May 21, 2007, relating to the consolidated financial statements of Stolt-Nielsen S.A (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of the Securities and Exchange Commission’s SEC Staff Accounting Bulletin 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” using the modified prospective method) and management’s report on the effectiveness of internal control over financial reporting, (which report expresses an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of two material weaknesses) appearing in this Annual Report on Form 20-F of Stolt-Nielsen S.A for the year ended November 30, 2006.

Deloitte & Touche LLP

London, UK

May 24, 2007